Exhibit (a)(5)(K)

Contact:

Brad W. Buss

Cypress EVP Finance & Administration and CFO

(408) 943-2754

Greenhill & Co., LLC

(415) 216-4115

Georgeson Inc.

(212) 440-9800

For Immediate Release

Cypress Semiconductor Completes Tender Offer for Ramtron International

SAN JOSE, Calif., October 18, 2012 – Cypress Semiconductor Corporation (NASDAQ: CY) announced today the completion of its tender offer for all of the outstanding shares of common stock of Ramtron International Corporation (NASDAQ: RMTR). The subsequent offering period expired at 5:00 p.m., New York City time, on October 17, 2012. Computershare Inc., the depositary for the tender offer, has advised Cypress that 25,912,939 shares were validly tendered and not withdrawn during the initial and subsequent offering periods (including shares that were tendered by guaranteed delivery procedures and subsequently delivered), all of which have been accepted for payment and purchased. Such shares, together with shares beneficially owned by Cypress, represent a total of approximately 78% of Ramtron’s outstanding stock.

Cypress will acquire all of the remaining outstanding stock of Ramtron by means of a merger pursuant to Delaware law. Because Cypress owns less than 90% of the outstanding Ramtron stock, the “short-form” merger provisions of Delaware law are not available for use in that merger. Instead, the merger will be consummated following a special meeting of Ramtron’s stockholders. Cypress has sufficient voting power to approve the merger at that meeting without the affirmative vote of any other Ramtron stockholder. Ramtron will file a preliminary proxy statement in connection with the merger with the Securities and Exchange Commission shortly, and Cypress currently expects that the merger will be completed in the fourth quarter of 2012.

Following the merger, Ramtron will be a wholly owned subsidiary of Cypress, and each outstanding share of Ramtron stock that was not tendered and purchased in the tender offer will be cancelled and converted into the right to receive the same $3.10 per share in cash, less any withholding taxes and without interest, provided in the tender offer, except for shares owned by Cypress or Ramtron or shares for which appraisal rights have been validly asserted. Information regarding the merger will be mailed to Ramtron stockholders who did not tender their shares in the offer, and, following the consummation of the merger, instructions will be mailed to stockholders outlining the actions to be taken to obtain the merger consideration. After the merger, Ramtron common stock will cease to be traded on the Nasdaq Global Market. Until that time, Ramtron common stock will continue to trade.

Greenhill & Co., LLC is acting as financial advisor to Cypress and dealer manager for the offer, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal counsel.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Additional Information and Where to Find It

Ramtron International Corporation (“Ramtron”) and certain of its respective directors and executive officers may be participants in the solicitation of proxies from stockholders in connection with a Special Meeting of Ramtron’s Stockholders (the “Special Meeting”). Ramtron will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Special Meeting. Promptly after filing the definitive proxy statement with the SEC for the Special Meeting, Ramtron will mail such proxy statement to each stockholder entitled to vote at the Special Meeting. RAMTRON STOCKHOLDERS ARE URGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RAMTRON WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT

INFORMATION. Stockholders may obtain, free of charge, copies of such proxy statement and any other documents filed by Ramtron with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at Ramtron’s website (http://www.ramtron.com) or by contacting Georgeson, Inc. at 212-440-9800 or toll-free at 866-219-9786. Information relating to the participants in such proxy solicitation will be included in such proxy statement.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements. These forward-looking statements include, among other things, statements regarding Cypress’s proposal to acquire Ramtron, the manner in which a subsidiary of Cypress will effect a merger with Ramtron, and the terms and conditions of such acquisition, each of which involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

Cypress, the Cypress logo, PSoC, PowerPSoC, CapSense and West Bridge are registered trademarks and Cypress Developer Community, PSoC Creator and TrueTouch are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.